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                                                            EXHIBIT 15


December 1, 1998

Mr. Howard Schrott
Chief Financial Officer
Emmis Communications Corporation
950 N. Meridian Street, Suite 1200
Gateway Plaza
Indianapolis, IN 46204



Dear Mr. Schrott:

We are aware that Emmis Communications Corporation has incorporated by reference in this Registration Statement its Form 10-Q for the quarter ended May 31, 1998, which includes our report dated June 19, 1998, covering the unaudited interim financial information contained therein and its Form 10-Q for the quarter ended August 31, 1998, which includes our report dated October 7, 1998, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


Arthur Andersen LLP